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                                                                    EXHIBIT 4(l)


                                   AMENDED
              CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES
                 AND RELATIVE PARTICIPATING OR OTHER RIGHTS
        AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF,
                   OF SERIES C CONVERTIBLE PREFERRED STOCK
                                     OF
                               INTERCEL, INC.

                                     ***

         InterCel, Inc., a Delaware corporation (the "Company"), does hereby certify that: (i) no shares of Series C Convertible Preferred Stock, par value $0.01 per share (the "Series C Preferred Stock") was issued or outstanding as of the date hereof; and (ii) the following resolution amending the terms of the Certificate of Designations, Powers, Preferences and Relative Participating or Other Rights and the Qualifications, Limitations or Restrictions thereof of Series C Convertible Preferred Stock (the "Series C Certificate") was duly adopted by the Board of Directors of the Company by unanimous written consent pursuant to authority conferred upon the Board of Directors by the Restated Certificate of Incorporation (as amended) of the Company and by Section 151(g) of the General Corporation Law of the State of Delaware:

         RESOLVED, that, pursuant to Section 151(g) of the Delaware General Corporation Law, the Board adopts and approves an amendment to the Series C Certificate to replace the definition of "Conversion Price" in Section 2 in its entirety with the following:

                  "Conversion Price" shall mean the conversion price per share of Common Stock into which the Series C Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section (7). The initial Conversion Price shall be $12.75 (equivalent to the rate of approximately 35.29412 shares of Common Stock for each share of Series C Preferred Stock)."

         IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of the Series C Certificate to be signed by Allen E. Smith, its President, and attested by Lorena G. Turner, its Assistant Secretary, on May 31, 1997.

                                                     By: /s/ Allen E. Smith
                                                         -----------------------
                                                         Allen E. Smith
                                                         President

Attest:

/s/ Lorena G. Turner
---------------------------
Lorena G. Turner
Assistant Secretary